Exhibit 4.1

SUPPORT AND EXCHANGE AGREEMENT

THIS SUPPORT AND EXCHANGE AGREEMENT, dated as of                     , 2006 (this “Agreement”), is by and between Globalive Communications Corp., a Nova Scotia unlimited liability company (“Purchaser”), and                              (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Purchaser and Yak Communications Inc., a Florida corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides for, upon the terms and subject to the conditions set forth therein, a $5.25 per share cash tender offer by the Purchaser for all of the issued and outstanding shares of common stock of the Company (the “Tender Offer”) and the subsequent merger of an indirect wholly-owned subsidiary of Purchaser with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, the Stockholder beneficially owns              shares of common stock of the Company (all such shares together with any additional shares which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as the “Owned Shares”);

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Purchaser has required that the Stockholder enter into this Agreement; and

WHEREAS, in order to induce Purchaser to enter into the Merger Agreement, the Stockholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser and Stockholder hereby agree as follows:

ARTICLE I

TENDERING OF SHARES;

OTHER COVENANTS OF THE STOCKHOLDER

SECTION 1.1. Tendering of Shares. As soon as practicable, but not later than two (2) business days before the initial expiration date of the Tender Offer by its terms, the Stockholder shall tender (and not withdraw) his/its Owned Shares in compliance with the terms of the Tender Offer. The Stockholder shall not tender the Owned Shares into any exchange or tender offer commenced by a third party other than Purchaser or any subsidiary of Purchaser.

SECTION 1.2. No Inconsistent Arrangements. Except as contemplated by this Agreement and the Merger Agreement, the Stockholder shall not (i) transfer or consent to any transfer of, any or all of the Owned Shares or any interest therein, or create or permit to exist any Encumbrance (as defined in Section 2.3 hereof) on such Owned Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Owned Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Owned Shares, (iv) deposit the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Owned Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

SECTION 1.3. Stop Transfer. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made in compliance with this Agreement.

SECTION 1.4. No Solicitation. The Stockholder shall not, nor shall the Stockholder permit or authorize any of its partners, employees, agents or representatives (collectively, the “Representatives”) to, take any action which a Company representative would be prohibited from taking by the terms of the Merger Agreement with respect to an Acquisition Proposal as defined in the Merger Agreement. The Stockholder will promptly notify Purchaser of the existence of any proposal, discussion, negotiation or inquiry received by such Stockholder with respect to an Acquisition Proposal and will immediately communicate to Purchaser the terms of any proposal, discussion, negotiation or inquiry with respect to an Acquisition Proposal which it may receive (and will promptly provide to Purchaser copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the person making such proposal or inquiry or engaging in such discussion or negotiation.

SECTION 1.5 Agreement to Vote Shares.

(a) At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, the Stockholder (in the Stockholder’s capacity as such) shall, or shall cause the holder of record on any applicable record date to, vote the Shares:

(i) in favor of the adoption of the Merger Agreement (as it may be amended from time to time) and in favor of each of the other actions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Tender Offer, the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Offer, the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, or reorganization of the Company or any subsidiary of the Company, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Tender Offer, the Merger or any other transactions contemplated by the Merger Agreement.

(b) In the event that a meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(c) The Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 1.5.

SECTION 1.6 Agreement Not to Exercise Appraisal Rights. The Stockholder shall not exercise any rights (including, without limitation, under Section 607.1302 of the Florida Corporation Law) to demand appraisal of any Shares that may arise with respect to the Merger.

SECTION 1.7 Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require the Stockholder to attempt to) prohibit, limit or restrict Stockholder, if Stockholder is an officer or director of the Company, or any designee of the Stockholder who is a director or officer of the Company, from acting in such capacity or voting in such person’s sole discretion on any matter in such person’s capacity as a director or officer of the Company, including recommending for approval by the Company’s Board of Directors’ any Superior Offer (as defined in the Merger Agreement).

SECTION 1.8 Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder shall deliver to Purchaser a proxy (the “Proxy”) in the form attached hereto as Exhibit B which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Purchaser as follows:

SECTION 2.1. Due Authorization, etc. The Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Purchaser as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

SECTION 2.2. No Conflicts; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) subject to the filings referred to in Section 2.2(b), conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of the Stockholder’s assets is bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of an encumbrance on any assets of the Stockholder, including, without limitation, Owned Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s assets is bound or affected.

(b) Except as would not materially impair or delay the ability of the Stockholder to consummate the transactions contemplated hereby, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under or with respect to the Securities Exchange Act of 1934).

SECTION 2.3. Title to Shares. Except as disclosed to Purchaser in writing by the Stockholder prior to the expiration of this Agreement, as of the date hereof the Stockholder is the beneficial and record owner of the Owned Shares, free and clear of any pledge, lien, as of the date hereof security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind (“Encumbrances”), except for Encumbrances or proxies arising pursuant to this Agreement. As of the date hereof, the Shares listed on Exhibit A are the only Shares owned of record or beneficially by the Stockholder.

SECTION 2.4. No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder. The Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

SECTION 2.5. Reliance by Purchaser. The Stockholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Definitions. Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

SECTION 3.2. Termination. This Agreement shall terminate and be of no further force and effect upon the earliest of (i) the written mutual consent of the parties hereto, (ii) automatically and without any required action of the parties hereto upon the termination of the Merger Agreement prior to the Effective Time in accordance with the terms of the Merger Agreement, (iii) the Effective Time or (iv) at the election of the Stockholder, upon written notice to the Purchaser, at any time after January 31, 2007. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

SECTION 3.3. Further Assurance. From time to time, at another party’s request and without additional consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

SECTION 3.4. Certain Events. The Stockholder agrees that this Agreement and the Stockholder’s obligations hereunder shall attach to the Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Owned Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of the Owned Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

SECTION 3.5. Specific Performance. The Stockholder acknowledges that if the Stockholder fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to Purchaser for which money damages would not be an adequate remedy. In such event, the Stockholder agrees that Purchaser shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Purchaser should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that Purchaser has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

SECTION 3.6 Disclosure. Stockholder hereby permits and authorizes Purchaser to publish and disclose in all documents and schedules filed with the Securities and Exchange Commission, and any press release or other disclosure document that Purchaser determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

SECTION 3.7. Notice. All notices, requests, claims demands and other communications under this Agreement shall be in writing and shall be deemed given upon due receipt if delivered personally or sent by overnight courier or facsimile (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Purchaser:	Globalive Communications Corp.
60 Adelaide Street East
Toronto, Ontario M5C 3E4 Canada

(b) If to the Stockholder:

SECTION 3.8. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 3.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 3.10. Entire Agreement; No Third-Party Beneficiaries. This Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and this Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies.

SECTION 3.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties; provided, however, that Purchaser may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

SECTION 3.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (a) hereby irrevocably and unconditionally consents to submit to the personal jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) shall not object to or attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.

SECTION 3.13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 3.14. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 3.15. Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 3.16. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when the counterparts have been signed by each party and delivered to the other party.

IN WITNESS WHEREOF, Purchaser and Stockholder have caused this Agreement to be executed as of the date first written above.

Globalive Communications Corp.:	Stockholder:

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

Name and Address of Stockholder	Number of Shares of Common Stock Beneficially Owned

EXHIBIT B

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Yak Communications Inc., a Florida corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Anthony Lacavera and Brice Scheschuk of Globalive Communications Corp., a Nova Scotia unlimited liability company (“Purchaser”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below). Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Support and Exchange Agreement of even date herewith by and among Purchaser and the undersigned stockholder (the “ Support and Exchange Agreement”), and is granted in consideration of Purchaser entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Purchaser, Yak Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, (i) an offer by Merger Sub to pay $5.25 in cash (the “Offer Price”) for each of the issued and outstanding shares of common stock of the Company (“Company Common Stock”) and (ii) the merger of Merger Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (iii) such date and time as any amendment or change to the Merger Agreement is effected without the Stockholder’s consent that (A) decreases the Offer Price or (B) materially and adversely affects the Stockholder or (iv) at the election of the Stockholder, upon written notice to the Purchaser, at any time after January 31, 2007.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Tender Offer (as defined in the Support and Exchange Agreement), the Merger or any other transactions contemplated by the Merger Agreement; and (iii) against any of the following actions (other than those actions that relate to the Tender Offer, the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets or reorganization of the Company or any subsidiary of the Company; (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

STOCKHOLDER:

Dated: September , 2006	By:
Name:
Title: